FOR IMMEDIATE RELEASE	Approved By:	Jim Hartman (763) 559-2613
Enpath Medical, Inc.

	Contacts:	Investors EVC Group, Inc. Doug Sherk (415) 896-6820 Anne Bugge (206) 926-5220

Media EVC Group, Inc. Sheryl Seapy (415) 272-3323

November 29, 2004

Enpath Medical Provides 2005 Revenue Guidance

New Product Introductions Expected to Drive Revenue Growth

MINNEAPOLIS—Enpath Medical Inc. (Nasdaq: NPTH) today provided preliminary revenue guidance for the full year ending December 31, 2005.  The Company stated that it expects 2005 sales to be between $35 and $37 million, an increase of approximately 20% to 28% from the Company’s expected 2004 revenue of approximately $29 million. The Company also said it expects to be comfortably profitable in the upcoming year.  Enpath plans to provide more detailed guidance for 2005 in mid-to-late December after finalizing its 2005 budget.

The Company also announced that it now has supply agreements with three major cardiac rhythm management companies for the distribution of the Myopore Rx™ epicardial steroid lead.  All three supply agreements are contingent upon Enpath receiving Food and Drug Administration (“FDA”) marketing approval for the steroid lead in a timely manner, which the Company anticipates will occur in the first quarter of 2005.  The Company anticipates that all three supply partners will launch the steroid lead product, along with the Company’s new Fastac Flex™ delivery tool for the epicardial lead, during the first or second quarter of 2005.

“The primary growth driver for the use of epicardial leads is the rapidly expanding treatment of congestive heart failure by means of cardiac resynchronization therapy (CRT),” said James D. Hartman, Chairman and Chief Executive Officer.  “It is estimated that more than 4,000,000 people suffer from congestive heart failure worldwide, and an estimated 86,000 patients are expected to receive CRT systems in 2004.  Roughly 10-20% of those patients receiving treatment are expected to receive an epicardial lead similar to those manufactured and sold by Enpath.  We believe the increased functionality offered by the Myopore Rx steroid lead and the Fastac Flex delivery device will make these products the standard of care in the placement of epicardial leads.  Rapid physician acceptance of the benefits of the Myopore Rx and Fastac Flex along with aggressive launches of the product by our distribution partners could significantly increase our sales of these products in 2005.

                                    “Our revenue guidance also anticipates increasing sales of advanced delivery systems in the second half of 2005 as we expect three of our current customers to initiate clinical studies in the next several months,” Hartman continued.  “In addition, we are completing the submission packet for the FDA to gain marketing approval for our own branded steerable introducer that could be used in a variety of applications.  If the approval process goes as planned, we would expect to have the device available for sale in the second quarter of 2005.”

                                    Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to complete the integration of the BCI operations; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and Fastac Flex; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the Fastac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.